EXHIBIT (10)(a)

THE CTS CORPORATION
STOCK RETIREMENT PLAN
FOR NON-EMPLOYEE DIRECTORS

    1.        Purpose. CTS Corporation (the “Company”) hereby establishes this Stock Retirement Plan (the “Plan”) to promote the interest of the Company and its shareholders by causing a portion of the total compensation payable to its non-employee directors to be deferred and paid in the form of Company stock, thereby increasing the directors’ beneficial ownership of Company stock and their proprietary interest in the Company. The Effective Date of the Plan is April 30, 1990.

    2.        Common Stock Units. In addition to the cash compensation otherwise payable to its non-employee directors, the Company as of the Effective Date shall establish, and thereafter maintain, a Deferred Stock Account in the name of each non-employee director. Subject to the provisions of Section 9, as of the first day of each calendar year beginning after the Effective Date, the Company shall credit 100 Common Stock Units, and as of the first day of 1998 and 1999, the Company shall credit 300 Common Stock Units, and as of the first day of 2000, 2001, 2002 and 2003, the Company shall credit 800 Common Stock Units, to the Deferred Stock Account of each person who was a non-employee director of the Company on the last day of the immediately preceding calendar year or who ceased to be a director during such preceding calendar year by reason of his retirement, disability or death and, in addition, on May 1, 1990 shall also credit to the Deferred Stock Account of each such director 50 Common Stock Units for each complete calendar year of his service to the Company as a non-employee director prior to January 1, 1990.

On October 17, 1997, the Company shall credit 1,000 Common Stock Units to the Deferred Stock Account of each person who is a non-employee director of the Company on that date.

Commencing in 2004 and each year thereafter, on the second Tuesday in January, the Company shall credit 800 Common Stock Units to the Deferred Stock Account of each person who is a non-employee director of the Company on the last day of the immediately preceding calendar year or who ceased to be a director during the immediately preceding calendar year by reason of his retirement, disability or death, provided however that if CTS common stock is not traded on the New York Stock Exchange on the second Tuesday in January, Common Stock Units shall be credited on the next preceding day on which CTS common stock is traded on the New York Stock Exchange (the “Credit Date”). If the value of 800 Common Stock Units exceeds $30,000 by more than 10%, (calculated by multiplying the number of units times the closing price of CTS common stock on the New York Stock Exchange on the Credit Date), the number of units granted on the Credit Date will be reduced as necessary to bring the value to an amount approximately equal to $30,000, without using fractional units.

    3.        Dividend Equivalents. As of each dividend payment date declared with respect to the Company’s common stock, the Company shall determine the number of Common Stock Units representing dividend equivalents to be credited to each director’s Deferred Stock Account for that dividend payment. The number of Common Stock Units to be credited for each dividend payment shall be equal to:

(a)	the product of (i) the dividend per share of the Company’s common stock which is payable as of the dividend payment date, multiplied by (ii) the sum of the number of Common Stock Units credited to the director’s Deferred Stock Account as of the applicable dividend record date plus the number of dividend equivalents calculated for dividend payments during the same calendar year;

DIVIDED BY

(b)	the closing price of a share of the Company’s common stock on the dividend payment date (or, if such stock was not traded on that date, on the next preceding date on which it was traded), as reported by the New York Stock Exchange;

As of each Credit Date, the sum of the Common Stock Units representing dividend equivalents for dividend payments during the preceding calendar year will be credited to each director’s Deferred Stock Account. In lieu of crediting fractional Common Stock

Units, the value thereof shall be carried forward, without interest, and treated as an additional dividend in the calculation of dividend equivalents to be made with respect to the next following dividend payment date.

    4.        Transfer of Shares of Common Stock. Each director, or in the event of his death his beneficiary, shall be entitled to receive one share of the Company’s common stock for each Common Stock Unit credited to his Deferred Stock Account and all such shares shall be transferred to the director or beneficiary as of the second Tuesday in January next following the date on which the director ceases to be a director for any reason. As of the date on which the transfer of shares of common stock is made to any director or his beneficiary under this Section 4, the Company shall pay the director or beneficiary the net amount of any dividend equivalents carried over to that year in accordance with Section 3.

    5.        Beneficiary. Each director may, from time to time, by writing filed with the Secretary of the Company, designate any legal or natural person or persons (who may be designated contingently or successively) to whom shares of the Company’s common stock attributable to his Common Stock Units are to be transferred if the director dies prior to his receipt of all such shares. A beneficiary designation will be effective only if a signed form is filed with the Secretary of the Company while the director is alive and will cancel all beneficiary designation forms filed earlier. If a director fails to designate a beneficiary as provided above, or if all designated beneficiaries die before the director or before transfer of all shares of common stock attributable to the director’s Common Stock Units, all remaining shares attributable to such Common Stock Units shall be transferred, in accordance with Section 4, to the estate of the last to die of the director and his designated beneficiaries as soon as practicable after such death.

    6.        Acceleration. The Secretary of the Company may accelerate the transfer of shares of common stock with respect to Common Stock Units credited to the Deferred Stock Account of any director or directors for reasons of individual hardship, estate administration, changes in tax laws or accounting principles or any other reason which negates or diminishes the continued value of the Deferred Stock Account to the Company or its directors.

    7.        Nontransferability. The interest of any director or beneficiary under the Plan is not subject to the claims of his creditors and may not otherwise be voluntarily or involuntarily assigned, alienated or encumbered.

    8.        Shareholder Status. As of the date of transfer, a director or beneficiary shall have all rights of a shareholder with respect to shares of common stock transferred in accordance with Section 4. Prior to such date, the Company’s obligation under this Plan is an unsecured promise to deliver shares of the Company’s common stock. The Company shall not hold any such shares in trust or as a segregated fund.

    9.        Changes in Stock. In the event of any change in the outstanding shares of the Company’s common stock by reason of any stock dividend, split up, recapitalization, merger, consolidation, exchange of shares or other similar corporate change, the number of Common Stock Units to be credited in accordance with Section 2 and the shares of common stock to be transferred in accordance with Section 4 shall be adjusted proportionately; provided, however, that if a proportional adjustment cannot be made or, if the Board of Directors of the Company determines that further adjustment is appropriate to fairly accomplish the purposes of the Plan, the Board of Directors shall make such equitable adjustment under the Plan as it determines will fairly preserve the benefits of the Plan to the participants and the Company.

    10.        No Right to Continue as a Director. Nothing in the Plan shall be construed to constitute or be evidence of any agreement or understanding, express or implied, on the part of the Company to continue to nominate or retain as a director any participant for any specific period of time.

    11.        Successors. This Plan shall be binding upon any assignee or successor in interest to the Company whether by merger, consolidation or sale of all or substantially all of the Company’s assets.

    12.        Amendment and Termination. The Board of Directors may, from time to time, amend or terminate the Plan; provided, however, that no such amendment or termination shall adversely affect the rights of any director or beneficiary without his consent with respect to Common Stock Units credited prior to such amendment or termination.

2